Exhibit 1

FOR IMMEDATE RELEASE	June 8 2012

WPP PLC (“WPP”)

WPP Announces Results of Exchange Offer

LONDON – WPP plc (NASDAQ GS: WPPGY) (“WPP”) announces the final results of its previously announced offer (the “Exchange Offer”) to holders of its unregistered 4.75% Senior Notes due 2021 (the “Old Notes”) to exchange any and all of their Old Notes for freely tradable 4.75% Senior Notes due 2021 (the “New Notes”) issued by WPP Finance 2010 and guaranteed by WPP plc and certain of its subsidiaries that have been registered under the Securities Act of 1933, as amended.

As of midnight, New York City time, on June 7, 2012, $812,387,000 principal amount of Old Notes had been validly tendered and not validly withdrawn pursuant to the Exchange Offer. All such Old Notes have been accepted for exchange, and it is expected that U.S.$812,387,000 aggregate principal amount of New Notes will be issued in exchange for such Old Notes today.

For more information, please contact the exchange agent for the Exchange Offer, Citibank N.A., London Branch at +44-20-7508-3867.